Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our reports in this Registration Statement on Form SB-2 of Xedar Corporation, the first of which is dated March 13, 2007, relating to the audited consolidated balance sheet of Xedar Corporation as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005; the second of which is dated April 23, 2007, relating to the audited consolidated balance sheets of Atlantic Systems Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended; and the third which is dated November 9, 2007, relating to the audited balance sheets of Pixxures, Inc. as of December 31, 2006 and 2005 and the statements of operations, statement of changes in stockholders’ equity and cash flows for the years then ended.  We further consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/  Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

November 9, 2007
Denver, Colorado